Exhibit 99.1

PRIMEIRO PLANO DE OUTORGA DE OPÇÕES DE COMPRA DE AÇÕES	FIRST STOCK OPTION PLAN

Alterado pela Assembleia Geral Extraordinária da Vitru Brasil Empreendimentos, Participações e Comércio S.A., nova denominação social da Treviso Empreendimentos, Participações e Comércio S.A. (“Vitru Brasil”) em 04 de setembro de 2020 e aprovado em Reunião do Conselho de Administração da Vitru ocorrida em 04 de setembro de 2020.	Amended by the Extraordinary General Shareholders Meeting of Vitru Brasil Empreendimentos, Participações e Comércio S.A., new corporate name of Treviso Empreendimentos, Participações e Comércio S.A. (“Vitru Brasil”) held on September 4th, 2020 and approved by the Board of Directors resolution held on September 4th, 2020.

Capítulo I	CHAPTER I
OBJETIVOS E CARACTERÍSTICAS DO PLANO	PURPOSES AND DESCRIPTION OF THE PLAN

Artigo 1.º Os termos e condições deste Primeiro Plano de Outorga de Opções de Compra de Ações (o “Plano”) da Vitru Limited (a “Companhia”) estão descritas foram devidamente aprovados, sem quaisquer reservas ou ressalvas, pelos membros do Conselho de Administração da Companhia.	Article 1. The terms and conditions of this First Stock Option Plan (the “Plan”) of Vitru Limited (the “Company”) were duly approved, without any restrictions or provisos whatsoever, by the members of the Company's Board of Directors within the scope of the Board of Directors.

Artigo 2.º O presente Plano estabelece as condições gerais de outorga de opções de compra de ações de emissão da Companhia (as “Opções”) aos participantes indicados pelo Conselho de Administração da Companhia que preencham as condições para participação aqui estabelecidas, com os seguintes objetivos:	Article 2. This Plan sets forth the general conditions for granting options for purchase of shares issued by the Company (the “Options”) to those participants indicated by the Company's Board of Directors who meet the participation conditions established herein, with the following goals:

(a) alinhar os interesses dos participantes aos interesses de seus acionistas, de forma a maximizar o resultado da Companhia e incrementar o valor econômico de suas ações, gerando, assim, benefícios aos participantes e demais acionistas.	(a) align the participants´ interests to those of its shareholders, in order to maximize the Company's results and increase the economic value of its shares, thus generating benefits to the participants and other shareholders.

Capítulo II	CHAPTER II
PARTICIPANTES DO PLANO	PLAN PARTICIPANTS

Artigo 3.º Estão autorizados a participar do Plano os profissionais selecionados a exclusivo critério do Conselho de Administração dentre os administradores, executivos e outros participantes indicados pelo Conselho de Administração (em conjunto, os “Participantes”).	Article 3. Those professionals selected at the sole discretion of the Board of Directors from among the managers, executive officers and other participants indicated by the Board of Directors are authorized to participate in the Plan (jointly, the “Participants”).

Parágrafo Único. Para os fins deste Plano, são considerados:	Sole Paragraph. For the purposes of this Plan:

(a) “Administradores” os membros do Conselho de Administração e da diretoria estatutária da Companhia e de suas controladas; e	(a) “Administrators” means the members of the Board of Directors and the statutory executive officers of the Company and its controlled companies; and

(b) “Executivos” os empregados da Companhia e de suas controladas.	(b) “Executives” are the Company's or its controlled companies’ employees.

Artigo 4.º A outorga de Opções a um Participante não garante, em qualquer hipótese e conforme o caso, a sua permanência no cargo de membro do conselho de administração ou de diretor estatutário para o qual foi eleito; a sua permanência em seu cargo ou em qualquer outro cargo no quadro de funcionários da Companhia e de suas controladas; ou a continuidade da prestação de serviços à Companhia ou suas controladas. A outorga de Opções a um Participante em determinada ocasião não implica sua indicação como Participante em qualquer outra outorga de Opções pela Companhia.	Article 4. The granting of Options to a Participant does not guarantee, under any circumstances and as the case may be, his position of member of the board of directors or statutory officer for which he was elected; his position or any other position in the Company's or its controlled companies’ employed staff; or the continuance of the provision of services to the Company or its controlled companies. The granting of Options to a Participant on a given occasion does not imply his appointment as a Participant in any other granting of Options by the Company.

Artigo 5.º As Opções outorgadas nos termos do Plano e o seu exercício pelos Participantes não possuem qualquer relação, tampouco estão vinculados, à relação jurídica existente entre as partes ou ao valor da remuneração dos Participantes (fixa, variável ou eventual participação nos lucros, conforme aplicável à correspondente relação jurídica de cada Participante).	Article 5. The Options granted under the terms of the Plan and their exercise by the Participants are not related, nor are they subject, to the legal relationship existing between the parties or to the value of the Participants' compensation (either fixed, variable or eventual profit sharing, as applicable to the corresponding legal relationship of each Participant).

Capítulo III	CHAPTER III
OPÇÕES INCLUÍDAS NO PLANO	OPTIONS INCLUDED IN THE PLAN

Artigo 6.º Este Plano compreende a outorga de até 821.649 (oitocentos e vinte e uma mil, seiscentas e quarenta e nove) Opções de compra de ações ordinárias representativas de até 5% (cinco por cento) do número de ações ordinárias de emissão da Companhia na data da aprovação deste Plano.	Article 6. This Plan comprises the granting of up to 821,649 (eight hundred twenty-one thousand, six hundred forty-nine) Options for the purchase of common shares, representing up to 5% (five percent) of the number of common shares issued by the Company on the date of approval of this Plan.

§ 1.º No caso de qualquer alteração no número de ações ordinárias de emissão da Companhia decorrente de desdobramento, grupamento, amortização, recompra, cancelamento e permuta de ações, o limite de Opções indicado no caput deve ser automaticamente ajustado para refletir o novo número de Opções, independentemente de aprovação de um termo aditivo ao presente Plano.	§1. In the event of any change in the number of common shares issued by the Company due to the split, reverse split, amortization, repurchase, cancellation and exchange of shares, the limit of Options indicated in the section above must be automatically adjusted to reflect the new number of Options, regardless of the approval of an amendment to this Plan.

§ 2.º Os efeitos jurídicos do ajuste no limite de Opções incluídas neste Plano nos termos do § 1.º acima devem alcançar os direitos relativos a Opções já outorgadas e ainda não exercidas, bem como os direitos relativos a Opções já exercíveis, mas ainda não exercidas.	§2. The legal effects of the adjustment to the limit of Options included in this Plan under the terms of §1 above must comprise the rights related to Options already granted and not yet exercised, as well as the rights related to Options already vested, but not yet exercised.

§ 3.º Salvo se previsto de maneira diversa pelo Conselho de Administração, caso a Companhia, como resultado de uma Operação Societária (abaixo definido), deixe de existir, referida Operação Societária deve ser estruturada de forma que cada titular de Opções passe a ser titular de opções de compra de ações de emissão da sucessora da Companhia, cujos termos e condições devem ser equivalentes aos previstos neste Plano.	§3. Unless as otherwise provided by the Board of Directors, if the Company, as a result of a Corporate Transaction (as defined below), ceases to exist, said Corporate Transaction must be structured so that each Option holder becomes the holder of stock purchase options issued by the Company's successor, the terms and conditions of which must be equivalent to those provided for in this Plan.

§ 4.º Para os fins deste Plano, será considerada uma “Operação Societária” qualquer reorganização societária envolvendo exclusivamente sociedades controladas, controladoras ou sob controle comum, direta ou indiretamente, da Companhia, incluindo, sem limitação, em razão de fusão, cisão, incorporação, incorporação de ações ou transferência de substancialmente a totalidade dos ativos relevantes da Companhia.	§4. For the purposes of this Plan, a “Corporate Transaction” shall be any corporate reorganization exclusively involving companies that are, directly or indirectly, controlled, controlling or under common control with the Company, including, without limitation, due to merger, spin-off, incorporation, merger of shares or transfer of substantially all the relevant assets of the Company.

Artigo 7.º Cada Opção atribui ao seu titular o direito à aquisição de 1 (uma) ação ordinária da Companhia, estritamente nos termos e condições estabelecidos neste Plano.	Article 7. Each Option entitles the holder thereof to the right to acquire 1 (one) common share of the Company, strictly under the terms and conditions established in this Plan.

§ 1.º Com o propósito de satisfazer o exercício das Opções outorgadas nos termos do Plano, a Companhia pode, ao critério do Conselho de Administração, emitir novas Ações, ou, ainda, vender Ações mantidas em tesouraria.	§1. For the purpose of meeting the exercise of Options granted under the Plan, the Company may, at the discretion of the Board of Directors, issue new Shares, or even sell Shares held in treasury.

§ 2.º Os acionistas da Companhia não possuem direito de preferência na outorga e no exercício das Opções.	§2. The Company's shareholders do not have preemptive rights upon the granting and exercise of Options.

§ 3.º As ações ordinárias subscritas e/ou adquiridas pelos Participantes conferem aos seus titulares os direitos previstos na legislação aplicável e no Estatuto Social da Companhia, ressalvada qualquer disposição em contrário estabelecida pelo Conselho de Administração.	§3. The common shares subscribed and/or acquired by the Participants grant the holders hereof the rights provided for in the applicable legislation and in the Company's Bylaws, except as otherwise provided for by the Board of Directors.

Artigo 8.º As Opções são outorgadas aos Participantes em caráter personalíssimo, não podendo ser empenhadas, cedidas ou transferidas a terceiros, mesmo que por sucessão, salvo se previsto expressamente de forma diversa pelo Conselho de Administração.	Article 8. The Options are granted to the Participants on a very personal basis, and may not be pledged, assigned or transferred to third parties, even though by succession, unless as otherwise expressly provided by the Board of Directors.

Artigo 9. A distribuição das Opções entre os Participantes deve ser decidida pelo Conselho de Administração, a seu exclusivo critério, no momento de cada outorga de Opções. O rateio de Opções outorgadas entre os Participantes não será necessariamente igual para cada Participante, nem por equidade ou equiparação, nem dividido pro rata, sendo fixado em cada caso.	Article 9. The distribution of Options among the Participants must be decided by the Board of Directors, in its sole discretion, at the time of each grant of Options. The apportionment of Options granted among the Participants will not necessarily be the same for each Participant, neither by equity or equivalence, nor divided on a pro rata basis, being fixed in each case.

Capítulo IV	CHAPTER IV
PROGRAMA E CONTRATO DE OPÇÃO	PROGRAM AND OPTION AGREEMENT

Artigo 10. O Conselho de Administração poderá criar diferentes Programas de Outorga de Opção de Ações (cada um individualmente um “Programa”), por meio dos quais serão definidos os termos e condições específicos aplicáveis a cada outorga de Opções da Companhia, observadas as premissas estabelecidas neste Plano.	Article 10. The Board of Directors may create different Stock Option Programs (each, individually, a "Program"), in which the specific terms and conditions applicable to each granting of the Company's Options will be defined, subject to the premises established in this Plan.

§ 1.º Cada Programa deve prever, no mínimo:	§1. Each Program must provide, at least:

I. O número de Opções outorgada no âmbito de referido Programa, observado, em qualquer hipótese, o limite estabelecido por este Plano;	I. The number of Options granted under that Program, subject, in any event, to the limit established by this Plan;

II. Os Participantes eleitos para participação do Programa, bem como o respectivo número de Opções outorgadas a cada Participante;	II. The Participants elected to participate in the Program, as well as the respective number of Options granted to each Participant;

III. O prazo de vigência do Programa;	III. The term of the Program;

IV. As regras, termos e condições aplicáveis à outorga e ao exercício das Opções, incluindo, sem limitação, as regras aplicáveis ao prazo de carência (vesting), bem como preço e forma de exercício e pagamento das Opções;	IV. The rules, terms and conditions applicable to the granting and exercise of the Options, including, without limitation, the rules applicable to the vesting period, as well as the price and form of exercise and payment of the Options;

V. A delimitação dos direitos e obrigações específicos dos Participantes e da Companhia; e	V. The limits of the specific rights and obligations of the Participants and of the Company; and

VI. As regras, termos e condições aplicáveis ao desligamento, invalidez permanente e aposentadoria dos Participantes.	VI. The rules, terms and conditions applicable to the Participants' termination, permanent disability and retirement.

§ 2.º O Conselho de Administração pode estabelecer em cada Programa outros termos e condições que julgue necessário, sendo certo que os termos aplicáveis a cada um dos Programas podem ser diferentes entre si, desde que respeitadas as premissas deste Plano.	§2. The Board of Directors may establish other terms and conditions in each Program that it deems necessary, it being certain that the terms applicable to each of the Programs may be different from each other, as long as the premises of this Plan are complied with.

§ 3.º O Conselho de Administração pode estabelecer em cada Programa direitos e restrições específicas à transferência das ações ordinárias adquiridas pelos Participantes, incluindo, sem limitação, períodos de restrição de alienação (lock-up), direito de preferência (right of first refusal), direito de primeira oferta (right of first offer), direito de venda conjunta (tag along), direito de exigir a venda (drag along), entre outros.	§3. The Board of Directors may establish in each Program specific rights and restrictions to the transfer of the common shares acquired by the Participants, including, without limitation, lock-up periods, right of first refusal, right of first offer, tag along right, drag along right, among others.

Artigo 11. A outorga de Opções no âmbito de um Programa é realizada mediante a celebração entre a Companhia e cada um dos Participantes de Contrato de Outorga de Opções de Compra de Ações (cada um individualmente um “Contrato de Opção”).	Article 11. The granting of Options within the scope of a Program is carried out by means of the execution between the Company and each of the Participants of the Stock Option Agreement (each, individually, an “Option Agreement”).

§ 1.º Cada Contrato de Opção deve formalizar as regras e procedimentos aplicáveis à respectiva outorga de Opções ao Participante, devendo indicar expressamente os termos e condições previstos no Programa aos quais a outorga de opções está sujeita.	§1. Each Option Agreement must formally provide the rules and procedures applicable to the respective granting of Options to the Participant and must expressly indicate the terms and conditions provided for in the Program to which the granting of options is subject.

§ 2.º Os Contratos de Opção devem ser individualmente elaborados para cada Participante, podendo o Conselho de Administração estabelecer termos e condições diferenciados para cada Contrato de Opção, não estando obrigado, por qualquer regra de isonomia ou analogia, a estender a outros Participantes qualquer condição, benefício ou deliberação que entenda aplicável apenas a determinados Participantes. O Conselho de Administração pode, ainda, estabelecer tratamento especial para casos excepcionais durante a eficácia de cada direito de Opção, desde que não sejam afetados os direitos já concedidos aos Participantes nem os princípios básicos do Plano. Tal disciplina excepcional não constituirá, em qualquer hipótese, precedente invocável por outros Participantes.	§2. The Option Agreements must be individually prepared for each Participant, and the Board of Directors may establish different terms and conditions for each Option Agreement, not being under required, under any rule of equality or analogy, to extend to any other Participants any condition, benefit or resolution that it considers applicable only to certain Participants. The Board of Directors may also establish special treatment for exceptional cases during the effectiveness of each Option right, provided that the rights already granted to the Participants and the basic principles of the Plan are not affected. Such exceptional discipline will not, in any event, constitute a precedent to be claimed by other Participants.

Capítulo V	CHAPTER IV
ADMINISTRAÇÃO DO PLANO	ADMINISTRATION OF THE PLAN

Artigo 12. O Plano é administrado e gerido pelo Conselho de Administração da Companhia, podendo este delegar, no todo ou em parte, seus poderes para Comitê de Gestão do SOP.	Article 12. The Plan is administered and managed by the Company's Board of Directors, which can delegate, totally or in part, its powers to the SOP Management Committee.

Artigo 13. Cabe ao Conselho de Administração:	Article 13. The Board of Directors is responsible for:

I. Zelar pelo integral cumprimento dos termos e condições previstos neste Plano durante a sua vigência;	I. Ensuring full compliance with the terms and conditions provided for in this Plan during its term;

II. Elaborar e aprovar os termos e condições dos Programas e Contratos de Opção, bem como os eventuais termos aditivos;	II. Preparing and approving the terms and conditions of the Option Programs and Agreements, as well as any amendments thereto;

III. Autorizar a emissão de novas ações dentro do limite do capital autorizado em decorrência do exercício de Opções pelos Participantes;	III. Authorizing the issuance of new shares within the limit of the authorized capital as a result of the exercise of Options by the Participants;

IV. Autorizar a alienação de Ações mantidas em tesouraria aos Participantes em decorrência do exercício das Opções	IV. Authorizing the sale of Shares held in treasury to the Participants as a result of the exercise of the Options.

Parágrafo Único. As deliberações do Conselho de Administração têm força vinculante para a Companhia relativamente a todas as matérias relacionadas com o Plano, com os Programas e com as Opções.	Sole Paragraph. The Board of Directors' resolutions are binding on the Company as regards all matters related to the Plan, the Programs and the Options.

Artigo 14. Sem limitar os poderes delegados pelo Conselho de Administração, cabe ao Comitê de Gestão do SOP:	Article 14. Without limiting the powers delegated by the Board of Directors, the SOP Management Committee is responsible for:

I. Auxiliar o Conselho de Administração em todas as suas atribuições relacionadas ao Plano e aos Programas;	I. Assisting the Board of Directors in all its duties related to the Plan and the Programs;

II. Elaborar propostas ao Conselho de Administração para alteração dos termos e condições relacionadas ao Plano, aos Programas ou ao Contrato de Opção;	II. Preparing proposals to the Board of Directors to change the terms and conditions related to the Plan, the Programs or the Option Agreement;

III. Preparar relatórios de acompanhamento periódicos sobre as Opções outorgadas;	III. Preparing periodic monitoring reports on the Options granted;

IV. Receber todas e quaisquer comunicações dos Participantes e endereçar as respectivas questões junto ao Conselho de Administração;	IV. Receiving any and all communications from the Participants and address the respective issues with the Board of Directors;

V. Recomendar ao Conselho de Administração, a qualquer tempo, a antecipação do prazo de carência (vesting) das Opções ainda não exercíveis;	V. Recommending to the Board of Directors, at any time, the advance of the vesting period for the Options not yet vested;

VI. Decidir sobre a elegibilidade dos Participantes; e	VI. Deciding on the eligibility of the Participants; and

VII. Implementar a outorga das Opções.	VII. Implementing the granting of Options.

Capítulo VI	CHAPTER VI
DISPOSIÇÕES GERAIS	MISCELLANEOUS

Artigo 15. O Plano entra em vigor imediatamente após a sua aprovação pelo Conselho de Administração da Companhia e permanece em vigor até que seja verificada qualquer das seguintes hipóteses:	Article 15. The Plan becomes effective immediately after its approval by the Board of Directors of the Company and shall remain in effect until the occurrence of any of the following events:

(a) decurso do prazo que permita o exercício integral das Opções outorgadas no âmbito deste Plano e seus Programas;	(a) expiration of the term for the full exercise of the Options granted under this Plan and its Programs;

(b) decisão do Conselho de Administração no sentido de extinguir o Plano; ou	(b) decision of Board of Directors to terminate the Plan; or

(c) dissolução ou liquidação da Companhia.	(a) dissolution or liquidation of the Company.

Parágrafo Único. Em caso de extinção do Plano mediante decisão do Conselho de Administração da Companhia, este deverá decidir o tratamento que será aplicável às Opções já exercíveis pelos Participantes.	Sole Paragraph. In the event of termination of the Plan by decision of the Company's Board of Directors, it must decide the treatment that will be applicable to the Options already vested by the Participants.

Artigo 16. Este Plano poderá ser prorrogado, suspenso ou alterado, a qualquer tempo pelo Conselho de Administração da Companhia.	Article 16. This Plan may be extended, suspended or changed, at any time, by the Board of Directors of the Company

Artigo 17. Este Plano é regido e interpretado de acordo com a legislação vigente no Brasil.	Article 17. This Plan is governed and construed in accordance with the Brazilian applicable laws.

§ 1.º Cabe ao Conselho de Administração dirimir qualquer conflito ou dúvida com relação à interpretação ou aplicação das regras previstas neste Plano ou nos demais documentos relacionados a este.	§1. The Board of Directors is responsible for settling any conflicts or doubts regarding the interpretation or application of the rules provided for in this Plan or in the other documents related hereto.

Artigo 18. A assinatura do Contrato de Opção implica a expressa e automática aceitação de todos os termos do Plano e do Programa pelo Participante, os quais se obriga plena e integralmente a cumprir.	Article 18. The signing of the Option Agreement implies the express and automatic acceptance of all terms of the Plan and the Program by the Participant, which he accepts to fully and entirely comply.

Artigo 19. As obrigações contidas no Plano, nos Programas e no Contrato de Opção são assumidas em caráter irrevogável, valendo como título executivo extrajudicial nos termos da legislação processual civil, obrigando as partes contratuais e seus sucessores a qualquer título e a todo tempo.	Article 19. The obligations set forth in the Plan, in the Programs and in the Option Agreement are irrevocably undertaken, being valid as an extrajudicial execution instrument under the terms of civil procedural law, being binding on the parties hereto and their successors at any title and at all times.

Artigo 20. Os direitos e obrigações decorrentes do Plano e do Contrato de Opção não podem ser cedidos ou transferidos, no todo ou em parte, por qualquer das partes, nem dados como garantia de obrigações, sem a prévia anuência escrita da outra parte.	Article 20. The rights and obligations arising from the Plan and the Option Agreement may not be assigned or transferred, in whole or in part, by any of the parties, nor given as a guarantee of obligations, without the prior written consent of the other party.

Artigo 21. Fica expressamente convencionado que não deve ser constituída como novação a abstenção de qualquer das partes do exercício de qualquer direito, poder, recurso ou faculdade assegurado por lei, pelo Plano, pelo Programa ou pelo Contrato de Opção, nem a eventual tolerância de atraso no cumprimento de quaisquer obrigações por qualquer das partes, que não impedirão que a outra parte, a seu exclusivo critério, venha a exercer a qualquer momento esses direitos, poderes, recursos ou faculdades, os quais são cumulativos e não excludentes em relação aos previstos em lei.	Article 21. It is expressly agreed that the failure by any of the parties from exercising any right, power or remedy ensured by law, in the Plan, the Program or the Option Agreement will not be deemed as novation, nor any waiver of delay in the fulfilment of any obligations by either party, which will not prevent the other party, at its sole discretion, from exercising these rights, powers and remedies, at any time, which are cumulative and non-exclusive in relation to those provided for in the law.

Artigo 22. Se surgir qualquer controvérsia, litígio, questão, dúvida ou divergência de qualquer natureza oriundo ou relacionado direta ou indiretamente a este Plano, aos Programas ou ao Contrato de Opção (“Conflito”), envolvendo qualquer dos acionistas, Participantes ou a Companhia (“Partes Envolvidas”), as Partes Envolvidas envidarão seus melhores esforços para resolver o Conflito. Para essa finalidade, qualquer das Partes Envolvidas poderá notificar a outra de seu desejo de dar início ao procedimento contemplado por esta Cláusula, a partir do qual as Partes Envolvidas deverão reunir-se para tentar resolver tal Conflito por meio de discussões amigáveis e de boa fé (“Notificação de Conflito”). Exceto se de outro modo estabelecido neste Plano, caso as Partes Envolvidas não encontrem uma solução, dentro de um período de 30 (trinta) dias após a entrega da Notificação de Conflito de uma Parte à outra, então o Conflito será resolvido por meio de arbitragem, a ser conduzida perante e administrada pela Câmara de Conciliação, Mediação e Arbitragem CIESP/FIESP (“Câmara”).	Article 22. If any dispute, litigation, issue, doubt or divergence of any nature arises that is directly or indirectly related to this Plan, the Programs or the Option Agreement (“Conflict”), involving any of the shareholders, Participants or the Company (“Conflicting Parties”), the Conflicting Parties will use their best efforts to settle the Conflict. For this purpose, either Conflicting Party may notify the other of its intention to initiate the procedure contemplated in this Clause, as from which the Conflicting Parties shall meet to try and settle such Conflict through friendly and good faith discussions (“Notice of Conflict”). Unless as otherwise provided in this Plan, if the Conflicting Parties are unable to reach a solution, within a period of 30 (thirty) days after the delivery of the Notice of Conflict from one Party to the other, then the Conflict will be decided through arbitration, to be conducted before and administered by the CIESP/FIESP Conciliation, Mediation and Arbitration Chamber (“Chamber”).

§ 1.º Se, dentro do período de 30 (trinta) dias seguintes à entrega da Notificação de Conflito, qualquer das Partes Envolvidas considerar remota a possibilidade de obter uma solução amigável, poderá enviar à outra Parte Envolvida uma notificação encerrando as negociações (“Notificação de Encerramento das Negociações”). Decorridas 24 (vinte e quatro) horas da entrega da Notificação de Encerramento das Negociações, então o Conflito será resolvido por meio de arbitragem, a ser conduzida perante e administrada pela Câmara.	§1. If, within the period of 30 (thirty) days following the delivery of the Notice of Conflict, any of the Conflicting Parties considers that the possibility of reaching an amicable solution is remote, it may send a notice to the other Conflicting Party terminating the negotiations (“Notice of Closing of Negotiations”). After 24 (twenty-four) hours from the delivery of the Notice of Closing of Negotiations, then the Conflict will be settled through arbitration, to be conducted before and administered by the Chamber.

§ 2.º A arbitragem será realizada de acordo com as normas procedimentais da Câmara em vigor no momento do protocolo do requerimento da arbitragem (“Regulamento de Arbitragem”), de acordo com o disposto na Lei nº 9.307, de 23 de setembro de 1996, conforme venha a ser alterada (“Lei de Arbitragem”) e com o estipulado a seguir neste Plano.	§2. The arbitration will be carried out in accordance with the Chamber's procedural rules in force at the time of the filing the arbitration request (“Arbitration Regulation”), in accordance with the provisions in Law No. 9,307, of September 23, 1996 , as amended (“Arbitration Law”) and with the provisions hereinbelow in this Plan.

§ 3.º A arbitragem caberá a um tribunal arbitral composto por três árbitros (“Tribunal Arbitral”). Cada Parte Envolvida indicará um árbitro. Havendo mais de um reclamante, todos eles indicarão de comum acordo um único árbitro; havendo mais de um reclamado, todos eles indicarão de comum acordo um único árbitro. O terceiro árbitro, que presidirá o Tribunal Arbitral, será escolhido de comum acordo pelos árbitros indicados pelas Partes Envolvidas dentro do prazo a ser fixado pela Câmara.	§3. The arbitration will be conducted by an arbitral tribunal made up of three arbitrators (“Arbitral Tribunal”). Each Conflicting Party will appoint one arbitrator. If there is more than one claimant, all of them will appoint a single arbitrator by mutual agreement; if there is more than one defendant, all of them will appoint a single arbitrator by mutual agreement. The third arbitrator, who will preside over the Arbitral Tribunal, will be chosen by mutual agreement by the arbitrators appointed by the Conflicting Parties within the term to be determined by the Chamber.

§ 4.º Quaisquer omissões, litígios, dúvidas e faltas de acordo quanto à indicação dos árbitros pelas Partes Envolvidas ou à escolha do terceiro árbitro serão dirimidos pela Câmara, de acordo com o Regulamento de Arbitragem.	§4. Any omissions, disputes, doubts and lack of agreement regarding the appointment of arbitrators by the Conflicting Parties or the selection of the third arbitrator will be settled by the Chamber, in accordance with the Arbitration Regulation.

§ 5.º A sede da arbitragem será a cidade de São Paulo, Estado de São Paulo, podendo o Tribunal Arbitral, motivadamente, designar a realização de diligências em outras localidades.	§5. The seat of the arbitration shall be the city of São Paulo, State of São Paulo, and the Arbitral Tribunal may reasonably designate the conduction of proceedings in other locations.

§ 6.º A arbitragem será realizada em língua portuguesa.	§6. The arbitration will be conducted in Portuguese.

§ 7.º A arbitragem será de direito, aplicando-se as regras e princípios do ordenamento jurídico da República Federativa do Brasil, estando vedada a utilização da equidade.	§7. Arbitration shall be at law, applying the rules and principles of the legal system of the Federative Republic of Brazil, with procedures in equity being prohibited.

§ 8.º A arbitragem será concluída no prazo de 6 (seis) meses, contados da apresentação das alegações iniciais das Partes Envolvidas ao Tribunal Arbitral, prazo que poderá ser prorrogado motivadamente pelo Tribunal Arbitral.	§8. The arbitration will be concluded within a period of 6 (six) months, counted from the filing of the initial allegations of the Conflicting Parties to the Arbitral Tribunal, which term may be reasonably extended by the Arbitral Tribunal.

§ 9.º A arbitragem será sigilosa e conduzida em caráter confidencial.	§9. The arbitration will be confidential and conducted on a confidential basis.

§ 10.º O Tribunal Arbitral alocará entre as Partes Envolvidas no Conflito, conforme os critérios da sucumbência, razoabilidade e proporcionalidade, o pagamento e o reembolso (i) das taxas e demais valores devidos, pagos ou reembolsados à Câmara, (ii) dos honorários e demais valores devidos, pagos ou reembolsados aos árbitros, (iii) dos honorários e demais valores devidos, pagos ou reembolsados aos peritos, tradutores, intérpretes, estenotipistas e outros auxiliares eventualmente designados pelo Tribunal Arbitral, (iv) dos honorários advocatícios de sucumbência fixados pelo Tribunal Arbitral e (v) de eventual indenização por litigância de má-fé. O Tribunal Arbitral não condenará qualquer das Partes Envolvidas a pagar ou reembolsar (i) honorários contratuais ou qualquer outro valor devido, pago ou reembolsado pela parte contrária a seus respectivos advogados, assistentes técnicos, tradutores, intérpretes e outros auxiliares e (ii) qualquer outro valor devido, pago ou reembolsado pela parte contrária com relação à arbitragem, a exemplo de despesas com fotocópias, autenticações, consularizações e viagens.	§10. The Arbitral Tribunal shall award among the Conflicting Parties, according to criteria of defeat, reasonableness and proportionality, the payment and reimbursement (i) of fees and other amounts due, paid or reimbursed to the Chamber, (ii) of fees and other amounts due, paid or reimbursed to the arbitrators, (iii) of fees and other amounts due, paid or reimbursed to experts, translators, interpreters, shorthand writers and other assistants eventually appointed by the Arbitral Tribunal, (iv) of the attorney´s fees payable by the defeated party as set by the Arbitral Tribunal and (v) of any indemnity for bad-faith litigation. The Arbitral Tribunal will not sentence any of the Conflicting Parties to pay or refund (i) contractual fees or any other amount due, paid or refunded by the opposing party to their respective lawyers, technical assistants, translators, interpreters and other assistants and (ii) any other amount due, paid or reimbursed by the opposing party in relation to the arbitration, such as expenses with photocopies, certifications, consular fees and travel.

§ 11.º As decisões da arbitragem serão consideradas finais e definitivas pelas Partes Envolvidas e seus sucessores a qualquer título, não cabendo qualquer recurso contra as mesmas, ressalvados os pedidos de correção e esclarecimentos previstos no artigo 30 da Lei de Arbitragem. O Tribunal Arbitral fica autorizado a proferir sentenças parciais caso entenda necessário.	§11. The arbitration decisions will be final and binding on the Conflicting Parties and their successors in any capacity, with no appeal against them being accepted, except for the requests for correction and clarifications provided for in Article 30 of the Arbitration Law. The Arbitral Tribunal is authorized to issue partial decisions if deemed necessary.

§ 12.º Antes da instalação do Tribunal Arbitral, qualquer das Partes Envolvidas poderá requerer ao Poder Judiciário medidas cautelares de urgência, sendo certo que o eventual requerimento de medida de urgência ao Poder Judiciário não afetará a existência, validade e eficácia da convenção de arbitragem, nem representará uma dispensa com relação à necessidade de submissão do Conflito à arbitragem. Após a instalação do Tribunal Arbitral, os requerimentos de medida de urgência deverão ser dirigidos ao Tribunal Arbitral, que poderá valer-se do disposto no artigo 22, § 4º, da Lei de Arbitragem. O Tribunal Arbitral poderá manter, modificar ou revogar medidas de urgência anteriormente requeridas ao Poder Judiciário.	§12. Prior to the installation of the Arbitral Tribunal, any of the Conflicting Parties may apply to the Judiciary for urgent precautionary measures, it being certain that any filing for an urgent measure with the Judiciary will not affect the existence, validity and effectiveness of the arbitration agreement, nor will it represent a waiver with respect to the need of submitting the Conflict to arbitration. After the installation of the Arbitral Tribunal, requests for urgent measures must be addressed to the Arbitral Tribunal, which may enforce the provisions in Article 22, § 4, of the Arbitration Law. The Arbitral Tribunal may uphold, modify or revoke urgent measures previously required to the Judiciary.

§ 13.º Para (i) o requerimento de medidas de urgência antes da instalação do Tribunal Arbitral, (ii) execução das decisões da arbitragem, (iii) eventual ação anulatória fundada no artigo 32 da Lei de Arbitragem e (iv) os Conflitos que por força da Lei brasileira não puderem ser submetidas à arbitragem, fica eleito o Foro da Comarca de São Paulo, Estado de São Paulo, como o único competente, renunciando a todos os outros, por mais especiais ou privilegiados que sejam.	§13. For (i) the request for urgent measures before the installation of the Arbitral Tribunal, (ii) the execution of the arbitration decisions, (iii) any annulment action based on article 32 of the Arbitration Law and (iv) the Conflicts that by reason of the Brazilian law cannot be submitted to arbitration, the Court of the Judicial District of São Paulo, State of São Paulo, is hereby elected as the sole competent court, at the exclusion of any other, however privileged it may be.

§ 14.º O Tribunal Arbitral fica desde já autorizado a decidir sobre questões que se relacionem com este Plano, mas cujas obrigações constem de outros instrumentos, podendo, conforme o caso, proceder à consolidação de procedimentos de arbitragem que tenham sido instaurados posteriormente com fundamento nesses instrumentos. A competência para reunião de procedimentos caberá ao Tribunal Arbitral que for constituído primeiramente, o qual deverá, ao decidir sobre a conveniência da consolidação, levar em consideração os seguintes fatores: (i) a nova disputa possua questões de fato ou de direito em comum com a disputa pendente; (ii) nenhuma das partes da nova disputa ou da disputa pendente sejam prejudicadas; e (iii) a consolidação na circunstância não resulte em atrasos injustificados para a disputa pendente. Qualquer determinação de consolidação emitida por um tribunal arbitral será vinculante às Partes Envolvidas nos procedimentos em questão.	§14. The Arbitral Tribunal is hereby authorized to decide on matters relating to this Plan, but whose obligations are set forth in other instruments, and may, as the case may be, consolidate arbitration procedures that have been subsequently instituted on the basis of these instruments. The jurisdiction for consolidating procedures will be incumbent on such Arbitral Tribunal that is firstly installed, which shall, when deciding on the convenience of the consolidation, take into account the following factors: (i) the new dispute has issues of fact or of law in common with the pending dispute; (ii) none of the parties to the new dispute or the pending dispute are adversely affected; and (iii) the consolidation in the circumstance does not result in unjustified delays for the pending dispute. Any determination of consolidation issued by an arbitral tribunal will be binding on the Conflicting Parties in the proceedings in question.

Artigo 23. O Plano é aprovado concomitantemente nos idiomas português e inglês, sendo certo que, no caso de qualquer conflito, a versão em português prevalecerá.	Article 23. This Plan is approved simultaneously in the Portuguese and English languages, it being certain that in case of any conflict the Portuguese version shall prevail.